UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 10, 2023

CIM Real Estate Finance Trust, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Commission file number 000-54939

Maryland		27-3148022
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)
2398 East Camelback Road, 4th Floor
Phoenix,	Arizona	85016
(Address of principal executive offices)		(Zip Code)
	(602)	778-8700
(Registrant’s telephone number, including area code)
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of each exchange on which registered
None	None	None
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01	Entry into a Material Definitive Agreement.
On February 10, 2023 (the “Closing Date”), CMFT CL Lending Sub AB, LLC (the “Borrower”), an indirect wholly owned subsidiary of CIM Real Estate Finance Trust, Inc. (the “Company”), entered into a revolving loan and security agreement (the “Loan and Security Agreement”) with each of the lenders from time to time party hereto (the “Lenders”), Ally Bank (the “Bank”), as administrative agent and arranger (the “Administrative Agent”), U.S. Bank Trust Company, National Association, as the collateral custodian (the “Collateral Custodian”), and U.S. Bank National Association as the document custodian (the “Document Custodian”), which provides for borrowings in an aggregate principal amount up to $300.0 million (the “Loan Facility”), which may be increased during the revolving period (as defined below) to an aggregate principal amount up to $500.0 million as agreed to by the Borrower, any applicable Lender and the Administrative Agent.
Borrowings under the Loan and Security Agreement will bear interest equal to the Secured Overnight Financing Rate (“SOFR”) for the relevant interest period, plus an applicable rate. The applicable rate is 2.875% per annum (and an additional 2.00% per annum following an event of default under the Loan and Security Agreement). The revolving period begins on the Closing Date and concludes on the day preceding the earlier to occur of (i) the scheduled revolving period end date of February 10, 2026, (ii) the date of the declaration of the revolving period end date upon the occurrence and continuation of an event of default, and (iii) the termination date. The termination date is the earlier to occur of (i) February 10, 2028 (two years after the revolving period end date) and (ii) the date of the declaration of the termination date or the date of the automatic occurrence of the termination date upon the occurrence and continuation of an event of default. Interest is payable quarterly in arrears.
In connection with the Loan Facility, the Borrower entered into, among other agreements: (i) the collateral management agreement, by and between the Borrower and the Company, as collateral manager (the “Collateral Manager”); (ii) the account control agreement, by and among the Borrower, the Bank, as secured party, and the Document Custodian as securities intermediary; and (iii) the fee letter (the “Fee Letter”), by and between the Borrower and the Bank.
Borrowings under the Loan and Security Agreement are secured by substantially all of the assets held by the Borrower, which shall primarily consist of corporate senior loans and liquid senior loans subject to certain eligibility criteria under the Loan Facility, which are pledged to the Administrative Agent, for the benefit of the secured parties under the Loan Facility. The Borrower has made customary representations and warranties under the Loan and Security Agreement and is required to comply with various covenants, reporting requirements and other customary requirements for similar loan facilities.
As compensation for the services rendered by the Collateral Custodian and the Administrative Agent, the Borrower will pay each of the Collateral Custodian and the Administrative Agent, on a quarterly basis, customary fee amounts. The Borrower will also pay the Administrative Agent certain customary fees on the Closing Date pursuant to the Fee Letter and may from time to time pay the Administrative Agent (on behalf of the Lenders) certain customary fees on unused amounts in the Loan Facility and prepayments of the Loan Facility. The Borrower will reimburse each of the Collateral Custodian, the Administrative Agent, the Securities Intermediary, the Lenders and the Document Custodian for administrative expenses incurred in connection with the Loan Facility.
The Company incurred certain customary costs and expenses in connection with the closing of the Loan Facility.
The Loan and Security Agreement includes usual and customary events of default and remedies for facilities of this nature, including, without limitation, a default if the Borrower, the Company or the collateral becomes subject to regulation as an “investment company” under Section 8 of the Investment Company Act of 1940, as amended.
The foregoing description of the Loan and Security Agreement does not purport to be complete and is qualified in its entirety by the full text of the Loan and Security Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03 in its entirety.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1
Loan and Security Agreement, dated February 10, 2023, by and between CMFT CL Lending Sub AB, LLC, as borrower, each of the lenders from time to time party hereto, Ally Bank, as administrative agent and arranger, U.S. Bank Trust Company, National Association, as collateral custodian, and U.S. Bank National Association, as document custodian.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 16, 2023	CIM REAL ESTATE FINANCE TRUST, INC.
	By:	/s/ Nathan D. DeBacker
	Name:	Nathan D. DeBacker
	Title:	Chief Financial Officer, Principal Accounting Officer and Treasurer